UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Provena Foods, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROVENA FOODS INC.

5010 Eucalyptus Avenue

Chino, California 91710

NOTICE OF MAY 31, 2005 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF PROVENA FOODS INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Provena Foods Inc., a California corporation, will be held on Tuesday, May 31, 2005, at 11:00 a.m., at the Corporation’s principal office at 5010 Eucalyptus Avenue, Chino, California 91710 for the following purposes:

1. To elect directors to serve until the next Annual Meeting of Shareholders; and

2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 29, 2005 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, said meeting or any adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY, WHICH YOU MAY REVOKE PRIOR TO ITS USE.

PROXY STATEMENT

This Proxy Statement relates to the solicitation by the Board of Directors of Provena Foods Inc. (the “Company”) of proxies to be used at the Company’s May 31, 2005 Annual Meeting of Shareholders (and any adjournment thereof) for the purposes set forth in the above Notice. This Proxy Statement is to be mailed to shareholders on or about May 6, 2005. All expenses of distributing this Proxy Statement, the Notice, and the Proxy card are to be borne by the Company.

Shares represented by a Proxy card returned properly signed will be voted as directed in the Proxy card. If no direction is made for a matter, the Proxy will be voted for the matter. A Proxy may be revoked at any time before it is voted at the meeting.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Only shareholders of record at the close of business on April 29, 2005 are entitled to vote at the meeting or any adjournment thereof. On that date the Company had outstanding 3,441,814 shares of common stock. Each share is entitled to one vote, subject to the right to cumulate votes in the election of directors, as described below under Election of Directors.

IMPORTANT

PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

The following table sets forth, for each officer, director, nominee for director and 5% shareholder of the Company and for all officers and directors as a group (7 persons), the number and percent of outstanding shares of common stock of the Company owned on April 29, 2005.

	Shares Beneficially Owned(2)
	Without Options(6)		Options Exercised(7)
Name or Category(1)	Number	Percent	Number	Percent
John D. Determan (3)	335,327	9.7%	335,327	9.4%
The Salvation Army (3)	189,231	5.5%	189,231	5.3%
Orangewood Children’s Foundation (3)	189,232	5.5%	189,232	5.3%
Theodore L. Arena	298,994	8.7%	390,452	11.0%
Ronald A. Provera (4)	322,330	9.4%	322,330	9.1%
Santo Zito	386,130	11.2%	386,130	10.9%
Thomas J. Mulroney (5)	28,338.8%		43,991	1.2%
Louis A. Arena	288,030	8.4%	288,030	8.1%
John M. Boukather	3,173.1%		3,173.1%
Joseph W. Wolbers	12,250.4%		12,250.3%
William A. West, Jr. (3)	60,300	1.8%	60,300	1.7%
Officers and Directors	1,339,245	38.9%	1,446,356	40.8%
Shares Outstanding	3,441,814	100%	3,548,925	100%

(1)	The address for each person is c/o Provena Foods Inc., 5010 Eucalyptus Avenue, Chino, California 91710.
(2)	All shares are held directly except as noted below.
(3)	Shares not included in the shares of all officers and directors as a group.
(4)	Includes 320,930 shares held by the family trust of Ronald A. Provera and his wife, Madelyn M. Provera.
(5)	Includes 3,800 shares owned by Marsha Mulroney, wife of Thomas J. Mulroney.
(6)	Excludes options under the Company’s Incentive Stock Option Plan to Theodore L. Arena to purchase 91,458 shares, to Thomas J. Mulroney to purchase 15,653 shares and to all officers and directors as a group to purchase 107,111 shares.
(7)	The options of Messrs. Arena, Mulroney, and the group are deemed exercised.

No other person is known to the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company.

Based on copies of filed forms and written representations, the Company believes that all officers, directors and 10% shareholders have timely filed all Forms 3, 4 and 5 required for 2004 and (except as previously disclosed) prior years by Section 16(a) of the Securities Exchange Act.

ELECTION OF DIRECTORS

Six directors are to be elected to serve until their successors are elected at the next annual meeting. Shareholders are entitled to cumulate votes for directors upon notice by a shareholder at the meeting prior to the voting. Under cumulative voting, each shareholder may cast a number of votes equal to the number of directors to be elected multiplied by the number of the shareholder’s shares, and may allocate the votes to one or distribute them among some or all of the candidates. The six candidates nominated prior to the voting receiving the highest number of votes are elected directors.

Unless otherwise directed in the Proxy card, if cumulative voting is invoked, votes under proxies received pursuant to this solicitation will be distributed among the six nominees listed below so as to elect as many of them as possible. If any nominees become unavailable, the proxies may be voted in the proxyholders’ discretion for substitute nominees.

NOMINEES FOR BOARD OF DIRECTORS

The name, age, principal position for the past five years and other relevant information for each nominee for the Board of Directors is as follows:

Theodore L. Arena, age 62, has been the General Manager of the Company’s Swiss American Sausage Co. meat division since 1976, the President and a director of the Company since 1985, the Chief Executive Officer since 1998 and Chairman of the Board since 2004. He is the nephew of Louis A. Arena, a director of the Company.

Santo Zito, age 67, has been the Company’s plant engineer since 1976, and a vice president and director of the Company since 1972. He is currently the General Manager of the pasta division. He is a member of the option committee.

Louis A. Arena, age 82, has been a director of the Company since 1972, a vice president from 1972 to 1989, and General Manager of the pasta division from 1975 until his retirement in 1989. He is Chairman of the audit committee.

Joseph W. Wolbers, age 75, has been a director of the Company since 1990. He retired in 1989 as a vice president of First Interstate Bank where he had been employed since 1950. He is a member of the audit committee.

John M. Boukather, age 68, is a management consultant. He was the Director of Operations of PW Supermarkets from 1993 to 1994, Vice President, Retail Sales, of Certified Grocers of California, Ltd. from 1992 to 1993 and president of Pantry Food Markets from 1983 to 1987. He has been a director of the Company since 1987. He is a member of the audit committee.

William A. West, Jr., age 62, is a Registered Representative of Stiteler Investments, Inc. of Phoenix, Arizona. He was the Treasurer of the State of Arizona from 1991 to 1999 and an Arizona State Senator from 1983 to 1989. He is the father of Santo Zito’s son-in-law.

BOARD COMMITTEES AND MEETINGS

The Board of Directors presently has two committees, the audit committee and the option committee. The board has had no executive, nominating or compensation committees, and the full board has acted in these capacities. On April 15, 2004, the board adopted the Nomination Process and Compensation Decision Procedures attached hereto as Appendix A under which the nomination and compensation decisions are based on the recommendation of a majority of the independent directors.

The Nomination Process of Appendix A provides: the process and procedure for nominating directors; the specific minimum qualifications and qualities and skills that the board believes must be met by a nominee; the process for identifying and evaluating nominees; and, that timely shareholder recommendations of nominees shall be given the same consideration as other recommendations. Mr. West was recommended as a nominee by Mr. Zito, an officer, director and shareholder.

The audit committee’s function is to oversee the Company’s financial practices and controls and its relationship with its outside auditors, as provided by the revised Audit Committee Charter attached hereto as Appendix B adopted by the board and audit committee on April 15, 2004. The charter provides that all related party transactions are subject to review and oversight by the audit committee, that the audit committee has the responsibility for engaging or terminating the outside auditors and that the audit committee determines the funding it requires to perform its functions and sets forth procedures for the receipt, retention and treatment of complaints received regarding accounting, controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters. The board has determined that all members of the audit committee are independent within the meaning of the AMEX rules. All audit committee members have financial literacy and at least one, Joseph W. Wolbers, has financial sophistication under AMEX criteria. The audit committee met 3 times in 2004 and acted 1 time by written consent.

The option committee’s function is to administer the Company’s 1987 Incentive Stock Option Plan. The option committee did not meet in 2004.

The board held 4 formal meetings and acted 3 times by unanimous written consent during 2004. All members were present at all board and committee meetings.

Directors are encouraged, but not required, to attend shareholders’ meetings. Directors who are not officers or employees are paid a fee of $1,000 for each shareholders’ meeting attended. At the 2004 Annual Meeting of Shareholders, 7 of the 8 directors were in attendance.

Directors who are not officers or employees are paid a fee of $1,000 for each board meeting or board committee meeting attended in person and $250 for each meeting attended by telephonic conference call. In addition, the Chairman of the Audit Committee is paid a retainer of $1,000 per month.

Audit Committee Report

Beginning with the 2nd quarter of 2000, the audit committee has met at least quarterly. The outside auditors were invited to each meeting to discuss any significant matters relating to the quality and accuracy of the Company’s financial reporting principles, policies and practices. The committee reviewed and discussed with the auditors and management the results of the annual audit and the audited financial statements for the year 2004. The committee also reviewed with the auditors and received a written statement from them on their independence and any relationships that might compromise that independence. Based on the foregoing, the committee recommended to the board that the financial statements be included in the Form 10-K.

Louis A. Arena	John M. Boukather	Joseph W. Wolbers

EXECUTIVE COMPENSATION

The following table sets forth for the years ended December 31, 2004, 2003 and 2002, all compensation of all executive officers of the Company serving at December 31, 2004.

Name and Position	Year	Annual Salary	SEP-IRA Contributions	Cash Bonus
Theodore L. Arena, Chief Executive Officer	2004 2003 2002	128,115 129,628 125,961	— 25,076 27,579	$	— 37,542 57,900
Ronald A. Provera, Secretary	2004 2003 2002	128,737 130,536 127,832	— 19,500 19,175
Santo Zito, Vice President	2004 2003 2002	131,263 133,415 130,188	— 20,012 19,528
Thomas J. Mulroney, Chief Financial Officer	2004 2003 2002	125,403 127,807 125,000	— 19,171 23,526		31,838

See Incentive Stock Option Plan below for information on Incentive Stock Options. See Simplified Employee Pension Plan below for information on SEP-IRA Contributions. The cash bonuses were paid in anticipation of the adoption of a Stock Grant Plan. See Stock Grant Plan below for information on the Stock Grant Plan.

Except as authorized by the approval of the Stock Grant Plan, the Company does not currently pay bonuses or deferred compensation to executive officers. The Company does not provide executive officers with automobiles, employment contracts or “golden parachute” arrangements.

Simplified Employee Pension Plan

In 1988, the Company adopted a Simplified Employee Pension-Individual Retirement Accounts (“SEP-IRA”) plan and executed SEP-IRA Agreements with Wells Fargo Bank, N.A. and Dean Witter Reynolds Inc., covering all employees at least 18 years old who have worked at least six months and earned at least $300 during the year, except certain union employees. Union plant employees at both divisions do not participate in the SEP-IRA plan under the terms of their current collective bargaining agreements.

The Company makes contributions under the plan in the discretion of the board, allocated in proportion to compensation, to an Individual Retirement Account (“IRA”) established by each eligible employee.

Contributions, up to 15% of eligible compensation, are deductible by the Company and not taxable to the employee. An employee may withdraw SEP-IRA funds from the employee’s IRA. Withdrawals are taxable as ordinary income, and withdrawals before age 59-1/2 may be subject to tax penalties.

For 2003, the Company contributed $405,151 to IRA’s under the plan, but made no contribution for 2004.

Incentive Stock Option Plan

In April 1987, the Company adopted an Incentive Stock Option Plan under Section 422A of the Internal Revenue Code of 1986. Under the plan, as amended in 1988, for a period of 10 years from the date of adoption, an Option Committee appointed by the Board of Directors was authorized in its discretion to grant to key management employees options to purchase up to an aggregate of 261,704 shares of common stock of the Company. The purchase price of shares covered by an option could not be less than the market value of the shares on the date of grant and the term of an option could not exceed 10 years.

Options may no longer be granted under the plan. No options were exercised in 2004. At December 31, 2004, outstanding options to purchase shares at $2-9/16 per share were held 91,458 by Theodore L. Arena and 15,653 by Thomas J. Mulroney. All outstanding options are exercisable at a price which exceeds the year end stock market closing price of $1.28 per share.

Stock Grant Plan

In 2002, the Board of Directors of the Company conditionally authorized the adoption of a Stock Grant Plan to grant shares of the Company’s common stock to two executive officers of the Company, 180,000 shares to Theodore L. Arena and 100,000 shares to Thomas J. Mulroney and to pay them cash bonuses over three years beginning in 2002 to cover the income taxes they incur from receipt of the grants. In October 2003, the Board of Directors revised the Plan to limit the stock grant to 150,000 shares to Mr. Arena and to provide for only cash bonuses to Mr. Mulroney.

On February 26, 2004, the Company granted and issued the 150,000 shares to Mr. Arena when the market price of the Company’s shares was $1.36 per share. The shares have full voting power and participate in dividends, but only 1/6 of the shares vested immediately and the balance will vest ratably over the next five years, contingent on Mr. Arena’s continued employment with the Company. The shares have been listed on the American Stock Exchange but have not been registered under the Securities Act of 1933, relying on the exemption under Section 4(2) of the act for transactions not involving any public offering. The $204,000 market value of the 150,000 shares on the date of grant is taxable income to Mr. Arena and an income tax deduction to the Company in 2004 and will be compensation expense recognized by the Company ratably over the vesting period. Mr. Arena was paid $57,900 in 2002 and $37,542 in 2003 and will be paid $64,844 on or before April 15, 2005 as cash bonuses to cover the income taxes he incurs from receipt of the shares.

Compensation Committee Interlocks and Insider Participation

The Company has no formal compensation committee, but the compensation of every officer is determined by the Board based on the recommendation of a majority of the directors who are independent. The chief executive officer is not present during deliberations regarding his compensation.

Board Report on Executive Compensation

The major Company policy affecting past and current executive compensation is to run the Company for the benefit of its shareholders and not for the benefit of management. The board members own close to half of the outstanding shares of the Company. Four out of five of the executive officers are substantial shareholders of the Company. Executive officers who are substantial shareholders have the same interest as the other shareholders in the long term performance of the Company. Their stock interest causes them to be directly rewarded or penalized by whether or not and the extent to which the Company pays dividends and maintains its growth, which should ultimately be reflected in the value of the Company’s stock.

The compensation of the one executive officer who is not a substantial shareholder is based upon the judgment of the board of how well the officer is performing his duties and how well the Company is performing.

The shares issued under the Stock Grant Plan described above were intended to increase the stock ownership of one executive officer and retain his services. There is no specific relationship between Company performance and compensation for any executive officer, other than through stock options for two executive officers.

John M. Boukather	Theodore L. Arena	Santo Zito	Joseph W. Wolbers	Louis A. Arena

Performance Graph

The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company’s common stock to the S&P 500 Stock Index and the S&P Food Products Index for five years, assuming reinvestment of dividends.

100% ± CUMULATIVE        % CHANGE AT 12/31 OF YEAR

	1999	2000	2001	2002	2003	2004
S&P 500 Stock Index	100	91	80	62	80	89
S&P Food Products Index	100	127	130	132	144	176
Provena Foods Inc.	100	64	65	47	49	35

RELATIONSHIP WITH INDEPENDENT AUDITORS

On September 8, 2004, the Audit Committee dismissed KPMG LLP and engaged Cacciamatta Accountancy Corporation as the Company’s independent auditors.

In connection with the audits of the two fiscal years ended December 31, 2003 and the subsequent interim period through September 8, 2004, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of KPMG LLP on the financial statements of the Company as of and for the years ended December 31, 2002 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2003 and the subsequent interim period through September 8, 2004, neither the Company nor anyone acting on its behalf consulted Cacciamatta Accountancy Corporation regarding either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Corporation’s financial statements.

Cacciamatta Accountancy Corporation is expected to continue as the Company’s independent auditors for the current year. Representatives of Cacciamatta Accountancy Corporation have indicated that they intend to be present at the Annual Meeting and will have an opportunity to address the shareholders and respond to appropriate questions. The aggregate fees billed for services rendered by Cacciamatta Accountancy Corporation to the Company for 2004 are as follows:

Audit Fees. Cacciamatta Accountancy Corporation’s audit and quarterly review fees for 2004 were $78,000.

Audit-Related Fees. No audit-related fees were billed by Cacciamatta Accountancy Corporation for 2004.

Tax Fees. No fees for tax advice were billed by Cacciamatta Accountancy Corporation for 2004.

All Other Fees. No other fees were billed by Cacciamatta Accountancy Corporation for 2004 for products or services.

The policies and procedures of the Audit Committee with respect to the engagement of the Company’s independent auditors to render audit or non-audit services are that the services are not performed until after the Audit Committee has discussed with the auditors the services to be rendered, received estimates of the fees for the services and approved the engagement.

OTHER MATTERS

The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If any other business should properly come before the meeting, votes may be cast pursuant to the proxies solicited hereby with respect to such business in the discretion of the proxyholders.

SHAREHOLDER COMMUNICATIONS, NOMINATIONS AND PROPOSALS

Any recommendation a shareholder wishes to make for a nominee to the Board of Directors to be elected at the 2006 Annual Meeting of Shareholders and any proposal a shareholder wishes to have presented at the 2006 Annual Meeting of Shareholders must be received by the Company by January 1, 2006. Six copies of any such recommendation or proposal and of any communication a shareholder wishes to send to the board should be mailed to the Company at the address first above written, marked “Attention: Board of Directors,” and, upon receipt, a copy will be distributed to each director.

By Order of the Board of Directors.

THEODORE A. ARENA
Chino, California	Chairman of the Board
May 6, 2005

PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE

ACCOMPANYING SELF-ADDRESSED POSTAGE PREPAID ENVELOPE.

PROVENA FOODS INC.

NOMINATION PROCESS

1. Determination. Management’s nominees to the board to be included in the annual proxy shall be determined by the board based on the recommendation of a majority of the directors who are independent under AMEX criteria. The board has no formal nominating committee, but the independent directors are referred to herein as the committee.

2. Procedures. Deliberations on the committee’s recommendation may take place in the presence of the other directors and management. On request of any member, the committee shall meet in executive session in person or by telephonic conference call without the presence or participation of the other directors or management. Minutes of committee executive sessions need not be maintained. Their recommendation of nominees need not be in writing. If the recommendation, board acceptance and board approval of the annual proxy statement are all unanimous, the board minutes need only reflect the unanimous approval of the annual proxy statement. Otherwise the board minutes shall reflect any dissents, abstentions or differences between the recommendation and the nominees approved by the board.

3. Process. The committee shall communicate with some or all of the officers, directors and major shareholders to determine whether any changes to the current board are needed or desired and to identify nominees for director. Any communication may be formal or informal, involve one or more committee members, be at or outside board meetings and be in person or by telephone, e-mail or fax. The committee may obtain such other information as it deems necessary or appropriate. Timely shareholder recommendations of nominees shall be given the same consideration as other recommendations. Based on the foregoing and the qualifications set forth herein, the committee or a majority thereof shall recommend nominees to the board.

4. Required Qualifications. A majority of the nominees shall be independent. As required for the audit committee, at least three shall be independent and have financial literacy and one shall have financial sophistication, all under AMEX criteria. The remaining nominees need not be independent. No one shall be nominated unless he accepts the established director compensation and reimbursement policy and is ready, willing and able to serve as director if elected.

5. Desired Qualifications. Desirable qualifications for nominees to the board include food industry and corporate finance knowledge, experience or expertise. Nominees are desirable who will promote the best interests of the corporation and its shareholders, stimulate vigorous discussion without causing disorder or disruption and contribute useful ideas, insight, information and analysis.

APPENDIX A

PROVENA FOODS INC.

AUDIT COMMITTEE CHARTER

The audit committee shall be composed of three independent directors who have financial literacy at least one of whom has financial sophistication. Meetings and actions of the audit committee shall be governed generally by the same rules of procedure as the board; the audit committee may select a member as chairman; minutes of audit committee meetings shall be filed chronologically with board and shareholder minutes; audit committee meetings may be called by any director or officer; and at least four audit committee meetings shall be held each year.

The audit committee shall generally oversee the corporation’s financial practices and controls and its relationship with its outside auditors and report significant matters to the board. The audit committee shall review and oversee any transaction with the corporation in which any director, nominee for director, executive officer or major shareholder, or any member of the immediate family of any of the foregoing, has a direct or indirect material interest. The audit committee may investigate any matter within its purview, have direct access to the to the outside auditors and all corporate personnel and engage independent counsel and other advisers.

Any communication any person wishes to send to the audit committee may be mailed to the corporation at the address of its principal corporate offices, marked “Attention: Audit Committee.” Upon receipt, the communication will be immediately forwarded to the chairman of the audit committee. If three copies of the communication are enclosed, a copy will be forwarded to each member of the audit committee. If the communication is intended to be confidential, it may be enclosed in a separate envelope marked “Audit Committee - Confidential” which will be opened only by a member of the audit committee. If the communication is intended to be anonymous it should be sent without a return address or other indication of the identity of the sender. If a person wishes to communicate orally with the audit committee, he should enclose an envelope marked “Audit Committee—Confidential” containing a description of how he can be contacted.

Upon receipt of a confidential or anonymous submission by an employee or a complaint regarding accounting, controls or auditing matters, the audit committee shall review and may investigate the matter, preserve any confidentiality or anonymity requested, consult with the outside auditors, any corporate personnel and independent counsel and other advisers and take appropriate action, all as deemed necessary or appropriate by the audit committee. The chairman of the audit committee shall maintain a file with respect to each such complaint or submission.

The audit committee shall: (a) review the outside auditors’ audit plan and estimate, approve prior to engagement the plan and estimate and approve the payment of audit fees; (b) review, with the outside auditors and management, the results of the annual audit; (c) discuss quarterly with the outside auditors any significant matters relating to the quality and accuracy of the corporation’s financial reporting principles, policies and practices; (d) at least annually review with the outside auditors, and receive a written statement from the outside auditors on, their independence and any relationships that might compromise that independence; and, (e) based on the foregoing, recommend to the board whether the audited financial statements be included in the 10-K.

The audit committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the outside auditors, who must report directly to the audit committee.

The audit committee shall determine and the corporation shall provide the funding for the outside auditors, compensation of independent counsel and advisers engaged by the audit committee and administrative expenses of the audit committee.

The audit committee shall prepare a report to be included in the annual proxy statement stating whether (b), (c), (d) and (e) above were done. The audit committee shall review and assess the adequacy of this charter annually and a copy shall be included as an appendix to the proxy statement unless a copy has been included within the past three years.

APPENDIX B

PLEASE MARK VOTES REVOCABLE PROXY

With-For All

AS IN THIS EXAMPLE PROVENA FOODS INC.

For hold Except

ANNUAL MEETING OF SHAREHOLDERS

1. ELECTION OF DIRECTORS

To elect the nominees listed below.

MAY 31, 2005

This Proxy is Solicited on Behalf of the Board of directors

The undersigned hereby appoints SANTO ZITO, THEODORE L. ARENA and RONALD A. PROVERA as Proxies, each with full power of substitution, to represent and to vote as directed below, all of the shares of common stock of Provena Foods Inc. held of record by the undersigned on April 29, 2005, at the Annual Meeting of Shareholders to be held on May 31, 2005 or any adjournment thereof.

This Proxy, when properly executed, will be voted as the undersigned shareholder directs below.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Theodore L. Arena, Louis A. Arena, Santo Zito, John M. Boukather,

Joseph W. Wolbers and William A. West, JR.

INSTRUCTION: To withhold authority to vote for any nominees, mark “For All Except” and strike out their names above.

2. In their discretion, to vote on such other business as may properly come before the meeting.

PLEASE MARK BOX IF YOU PLAN TO ATTEND THE MEETING.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above

Co-holder (if any) sign above

Note: Please sign exactly as name appears above. If signed as representative, state capacity.

Note: Please sign exactly as name appears above. If signed as representative, state capacity.

Detach above card, sign, date and mail in postage paid envelope provided. PROVENA FOODS INC. PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.